EXHIBIT 10.2

Director* Compensation Summary

Meeting Fees

        The directors of First Pulaski National Corporation, a Tennessee corporation (the "Corporation"), and of First National Bank of Pulaski (the "Bank") are compensated at the rate of $1,000 for each monthly board meeting of the Corporation and/or the Bank attended. Those directors participating in the deferred compensation plan may defer all, some or none of their monthly board fees and any board committee fees. Interest is credited by the Corporation and the Bank on amounts deferred prior to June 1, 2010 at rates between 5.25% and 11.40%. In June 2010, the director deferred compensation plan was amended for most directors so that for any new deferrals under the plan interest would be credited at an annual rate equal to the daily average of the 10-year treasury note for the previous year plus three percent. After a participant's separation from the board, the remaining unpaid balance in a participant's deferral account for post June 1, 2010 deferrals will continue to bear interest at an annual rate equal to the daily average of the 10-Year Treasury Note for the previous year plus two percent (2%) until paid in full.

        Directors are reimbursed for their expenses incurred in connection with their activities as the Corporation's directors.

Committee Meeting Fees

        Those directors of the Bank who serve on the Executive and Loan Committee of the Bank are compensated at the rate of $350 per committee meeting. If meetings of the Executive and Loan Committee extend considerably beyond the usual length, the pay is at the rate of $450 per meeting, for those in attendance. The membership of the Executive and Loan Committee consists of all but one of the members of the Bank's Board of Directors. Additionally, directors who serve on the joint Audit Committee of the Bank and the Company receive $500 per regular meeting and $200 per meeting held to review the Corporation's quarterly reports on Form 10-Q and annual report on Form 10-K. The Chairman of the Audit Committee receives $575 per regular meeting and $250 per meeting held to review the Corporation's quarterly reports on Form 10-Q and annual report on Form 10-K. Directors who serve on other committees of the Board of Directors of the Corporation and the Bank receive $100-$150 per meeting while the chairman of the Nominations and Compensation Committee receives an additional $75 per meeting. Mark A. Hayes, William Lyman Cox and Donald A. Haney, the only directors who are also employees of the Bank, receive director fees for meetings of the Board of Directors and Executive and Loan Committee meetings.

        The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Corporation's proxy statement to be filed in connection with the 2012 Annual Meeting of the Corporation's Shareholders.

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*Includes directors that are also employees of the Corporation.

Named Executive Officer Compensation Summary

        The following table sets forth the current base salaries paid to the Corporation's President and Chief Executive Officer and its other named executive officers.

Executive Officer	Current Salary	2011 Bonus
James T. Cox, Senior Officer of the Bank	$102,000	$3,194
Mark A. Hayes, Chairman of the Board and CEO of the Corporation and the Bank	233,534	20,000
William Lyman Cox, Executive Vice-President and Senior Loan Officer of the Bank	142,923	12,000
Donald A. Haney, President of the Corporation and the Bank and the Chief Operating Officer of the Bank	184,999	15,000
Tracy L. Porterfield, Chief Financial Officer and Secretary/Treasurer of the Corporation and Chief Financial Officer and Cashier of the Bank	133,501	12,000
Milton Nesbitt, Executive Vice-President and Chief Credit Officer of the Bank	101,765	12,000

        In addition to their base salaries, these executive officers are also eligible to:

    Participate in the Corporation's Bonus Program;

    Participate in the Corporation's equity incentive programs pursuant to the Corporation's 2007 Equity Incentive Plan; and

    Participate in the Corporation's broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Corporation's Profit Sharing Plan.

        The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Corporation's proxy statement to be filed in connection with the 2012 Annual Meeting of the Corporation's Shareholders.